Exhibit 99.1
STONE ENERGY CORPORATION
Announces Third Quarter 2010 Results
LAFAYETTE, LA. November 3, 2010
     Stone Energy Corporation (NYSE: SGY) today announced net income of $20.3 million, or $0.42 per share, on operating revenue of $153.6 million for the third quarter of 2010 compared to net income of $51.1 million, or $1.06 per share, on operating revenue of $202.7 million for the third quarter of 2009. For the nine months ended September 30, 2010, Stone reported net income of $76.0 million, or $1.57 per share, on operating revenue of $484.8 million compared to a net loss of $147.6 million, or $3.45 per share, on operating revenue of $515.1 million during the comparable 2009 period. All per share amounts are on a diluted basis.
     Discretionary cash flow was $92.5 million during the three months ended September 30, 2010 compared to $157.0 million during the third quarter of 2009. For the first nine months of 2010, discretionary cash flow totaled $324.5 million compared to $339.1 million for the comparable 2009 period. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production during the third quarter of 2010 averaged 198 million cubic feet of gas equivalent (MMcfe) compared to average net daily production for the second quarter of 2010 of 217 MMcfe and average net daily production for the third quarter of 2009 of 239 MMcfe (which included approximately 8 MMcfe per day associated with a non-recurring adjustment). For the nine months ended September 30, 2010, average net daily production was approximately 209 MMcfe, or 2% lower than average net daily production of approximately 214 MMcfe for the nine months ended September 30, 2009. For the fourth quarter of 2010, Stone expects net daily production to average between 195 — 210 MMcfe.
     CEO David Welch stated, “This quarter marks an important inflection point for Stone Energy as our efforts over the last several years are starting to yield results. We believe reserves will grow this year, which is attributable to success in both our Gulf of Mexico and Marcellus Shale programs. In the GOM, we drilled and are producing our Vili oil discovery at Amberjack, with a current rate of approximately 2,500 BOE per day. We will continue our emphasis on drilling for oil within our current asset base in the GOM. Although production in the third quarter was adversely impacted by permit delays for recompletions, workovers, pipeline repairs, and drilling at Amberjack, we believe many of the non-drilling permit delays for the conventional shelf are now behind us. These routine production maintenance projects are now back to a more historic rate of activity and our current volumes are above 210 MMcfe per day.”
     “In Appalachia, we have increased our Marcellus acreage position to over 75,000 net acres and are ahead of plan with our 14-well horizontal drilling program. We have experienced some external scheduling delays on our completion operations, but are excited about our initial drilling results and expect to have a majority of our wells tested before yearend. The initial production from the first horizontal well was over 7 MMcf per day, and we are currently testing three other wells. We are also progressing with a number of potentially significant exploratory projects including approaching targeted depth at our South Erath prospect, preparing for a December spud at our high potential deep prospect in South Louisiana, testing the Alberta Bakken oil play in Montana and spudding a well at our Paradox Basin oil prospect in Utah. Our Board has increased our 2010 capex budget to $425 million to incorporate the additional activity, particularly lease acquisition expenditures in Appalachia.”

     Prices realized during the third quarter of 2010 averaged $72.52 per barrel (Bbl) of oil and $5.48 per thousand cubic feet (Mcf) of natural gas compared with third quarter 2009 average realized prices of $77.39 per Bbl of oil and $5.90 per Mcf of natural gas. Average realized prices during the first nine months of 2010 were $71.78 per Bbl of oil and $5.63 per Mcf of natural gas compared to $68.48 per Bbl of oil and $6.42 per Mcf of natural gas realized during the first nine months of 2009. All unit pricing amounts include the effects of cash settlements of effective hedging contracts. Hedging transactions during the third quarter of 2010 increased the average price we received for natural gas by $0.96 per Mcf, compared to an increase in average realized prices of $2.37 per Mcf during the third quarter of 2009. Realized oil prices in the third quarter of 2010 decreased by $2.79 per Bbl, compared to an increase in realized oil prices of $10.92 per Bbl in the comparable quarter of 2009 as a result of hedging transactions. Overall, hedging transactions added approximately $6.0 million to third quarter 2010 revenues.
     Lease operating expenses (LOE) incurred during the third quarter of 2010 totaled $36.9 million compared to $36.9 million in the second quarter of 2010 and $28.1 million for the comparable quarter in 2009. The third quarter of 2009 included approximately $12 million of downward adjustments pertaining to previously accrued major maintenance and base LOE costs. For the nine months ended September 30, 2010 and 2009, lease operating expenses were $112.4 million and $127.4 million, respectively. In the third quarter of 2010, there were other operational expenses of $3.0 million, which were due to the warm stacking of the Amberjack platform rig during the moratorium and losses recognized on tubular inventory sales.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2010 totaled $59.0 million compared to $67.2 million for the third quarter of 2009. DD&A expense on oil and gas properties for the nine months ended September 30, 2010 totaled $180.4 million compared to $181.9 million during the same year-to-date period of 2009.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the third quarter of 2010 were $9.8 million compared to $9.5 million in the third quarter of 2009. For the nine months ended September 30, 2010 and 2009, SG&A (exclusive of incentive compensation) totaled $30.2 million and $31.1 million, respectively.
     Total income taxes for the third quarter 2010 were $13.5 million of which $10.2 million were current. The higher than normal current component for the quarter was due to a revised estimate of Federal and state income taxes payable for the year. The increased effective tax rate of 40% for the quarter was primarily due to an increase in the provision for state income taxes as operational activities in the Marcellus Shale increase.
     As of September 30, 2010, the borrowings outstanding under our bank credit facility were $50 million. In addition, Stone had letters of credit totaling $63.1 million, resulting in $281.9 million available for borrowing based on a borrowing base of $395 million. On October 29, 2010, the borrowing base was reaffirmed at $395 million. The borrowing base is re-determined semi-annually based on the bank group’s evaluation of our proved oil and gas reserves. The current bank credit facility matures on July 1, 2011, and we are currently exploring alternatives for an extension or renegotiation of our bank credit facility which would extend the due date.
     Capital expenditures before capitalized SG&A and interest during the third quarter of 2010 were approximately $143.0 million, which included $52.6 million of accrued lease acreage acquisition costs for Appalachia, the majority of which will be paid in the fourth quarter of 2010. The capital expenditure amount also includes $8.9 million of plugging and abandonment expenditures. Additionally, $4.4 million of SG&A expenses and $8.0 million of interest were capitalized during the third quarter of 2010. For the nine months ended September 30, 2010, capital expenditures before capitalized SG&A and interest were approximately $304.2 million, which includes $28.7 million of plugging and abandonment expenditures. Capitalized SG&A and interest totaled $34.9 million for this period.

Operational Update
     Mississippi Canyon Block 109 (Amberjack Field). In October 2010, the Vili well was successfully drilled and completed. The well encountered 156 feet of net oil pay in two zones and is currently producing approximately 2,500 BOE per day from the initial completion. The platform rig is now drilling the next well (Kili), with plans to drill one or two additional wells in 2011.
     Garden Banks 293 Field (Pyrenees Deepwater Discovery). In late July 2010, the development well was completed and the subsea tree was installed on the sea floor. Development planning and engineering design for this subsea tie-back is underway and initial production is expected by early 2012. Stone owns a 15% working interest and Newfield is the operator.
     Appalachian Basin (Marcellus Shale Play). Stone has increased its Marcellus acreage to over 75,000 net acres, specifically in northern West Virginia and central Pennsylvania. To date, Stone has drilled nine company-operated horizontal wells in West Virginia and two in Pennsylvania of its planned 14 well horizontal program for 2010. One of the West Virginia wells was fractured in the third quarter and tested at an initial rate of 7.2 MMcf per day. Two more wells are currently being fractured in Pennsylvania, and one well in West Virginia. Stone expects to test 5-9 horizontal wells during the fourth quarter. The Company is moving forward with various infrastructure options for marketing its production.
     South Erath Prospect. Stone is participating in a deep exploratory well in Vermilion Parish, Louisiana. The well has required more drilling days than anticipated, but is back on course and drilling at approximately 18,000 feet. The well has been permitted to a total depth of 21,000 feet. Stone holds a 14.8% working interest in the well.
     South Louisiana Deep Prospect. Stone has a 25% working interest in a deep onshore exploratory prospect in South Louisiana. The prospect test well is anticipated to spud in early December 2010 and is planned to drill up to 25,000 feet to target deep sands equivalent in age to recent offshore discoveries.
     Rocky Mountain Region. Three vertical pilot holes have been drilled in northern Montana this year by Stone (35% W.I.) and operator Newfield in the Alberta Bakken play. A horizontal lateral has been drilled from one of the pilot holes, and is currently being fractured and tested. Horizontal drilling in the other two pilot holes is scheduled to commence during the fourth quarter. Additionally, an exploratory oil well was spud this month in the Paradox Basin where Stone has 30,000 net acres. A second well is scheduled to be drilled in early 2011.
Updated 2010 Guidance
     The following guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

     Capital Expenditure Budget. The 2010 capital expenditure budget has been increased to $425 million, which includes abandonment expenditures and specific Appalachian lease acreage acquisitions, but excludes material acquisitions and capitalized SG&A and interest.
     Production. For the fourth quarter of 2010, Stone expects net daily production to average between 195 — 210 MMcfe. Stone expects full year 2010 average daily production to be in the range of 205 — 215 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $150 million — $165 million for 2010 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.00 - $3.30 per Mcfe for 2010.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses, excluding incentive compensation expense and net of capitalized SG&A, to range between $41 million — $43 million for 2010.
     Corporate Tax Rate. For 2010, Stone expects its corporate tax rate to range between 35% - 37%.
Hedge Position
     The following table illustrates our derivative positions for 2010, 2011 and 2012 as of November 3, 2010:

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily	Swap	Daily		Swap
	Volume	Price	Volume		Price
	(MMBtus/d)		(Bbls/d)

2010	30,000	$6.50	1,000		$60.20
2010	20,000	6.97	2,000		63.00
2010			1,000		64.05
2010			1,000		75.00
2010			1,000		75.25
2010			2,000	*	80.10
2010			1,000	**	84.35

2011	20,000	5.20	1,000		70.05
2011	10,000	6.83	1,000		78.20
2011			1,000		80.20
2011			1,000		83.00
2011			1,000		83.05
2011			1,000	***	85.20
2011			1,000		85.25

2012			1,000		90.30
2012			1,000		90.45

*	April — December

**	July — December

***	January — June
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Thursday, November 4, 2010 to discuss the operational and financial results for the third quarter of 2010. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a digital recording, accessed by dialing (800) 642-1687 (ID #18291418), will be available at approximately 12:00 p.m. Central Time for one week. A web replay will also be available approximately one hour following the completion of the call on Stone Energy’s website.
Non-GAAP Financial Measures
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Forward Looking Statements
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
FINANCIAL RESULTS
Net income (loss)	$20,281	$51,053	$75,984	($147,644)
Net income (loss) per share	$0.42	$1.06	$1.57	($3.45)

PRODUCTION QUANTITIES
Oil (MBbls)	1,347	1,741	4,199	4,579
Gas (MMcf)	10,130	11,517	31,874	30,899
Oil and gas (MMcfe)	18,212	21,963	57,068	58,373

AVERAGE DAILY PRODUCTION
Oil (MBbls)	15	19	15	17
Gas (MMcf)	110	125	117	113
Oil and gas (MMcfe)	198	239	209	214

REVENUE DATA (1)
Oil revenue	$97,688	$134,737	$301,412	$313,563
Gas revenue	55,522	67,982	179,571	198,472

Total oil and gas revenue	$153,210	$202,719	$480,983	$512,035

AVERAGE PRICES (1)
Oil (per Bbl)	$72.52	$77.39	$71.78	$68.48
Gas (per Mcf)	5.48	5.90	5.63	6.42
Per Mcfe	8.41	9.23	8.43	8.77

COST DATA
Lease operating expenses	$36,882	$28,136	$112,429	$127,412
Salaries, general and administrative expenses	9,751	9,490	30,199	31,073
DD&A expense on oil and gas properties	59,001	67,201	180,434	181,931

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$2.03	$1.28	$1.97	$2.18
Salaries, general and administrative expenses	0.54	0.43	0.53	0.53
DD&A expense on oil and gas properties	3.24	3.06	3.16	3.12

AVERAGE SHARES OUTSTANDING — Diluted	47,727	47,490	47,681	42,762

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating revenue:
Oil production	$97,688	$134,737	$301,412	$313,563
Gas production	55,522	67,982	179,571	198,472
Derivative income, net	405	—	3,818	3,106

Total operating revenue	153,615	202,719	484,801	515,141

Operating expenses:
Lease operating expenses	36,882	28,136	112,429	127,412
Other operational expense	3,003	—	5,450	2,400
Production taxes	1,517	2,126	4,761	5,966
Depreciation, depletion and amortization	60,482	68,652	184,900	186,322
Write-down of oil and gas properties	—	—	—	340,083
Accretion expense	6,605	8,131	19,817	24,884
Salaries, general and administrative expenses	9,751	9,490	30,199	31,073
Incentive compensation expense	767	1,932	2,113	3,349
Derivative expenses, net	—	91	—	—
Impairment of inventory	—	1,275	—	8,454

Total operating expenses	119,007	119,833	359,669	729,943

Income (loss) from operations	34,608	82,886	125,132	(214,802)

Other (income) expenses:
Interest expense	2,667	5,170	9,273	15,124
Interest income	(51)	(155)	(1,110)	(437)
Other income	(1,745)	(937)	(4,719)	(2,762)
Early debt retirement expense	—	—	1,820	—

Total other (income) expenses	871	4,078	5,264	11,925

Net income (loss) before income taxes	33,737	78,808	119,868	(226,727)

Provision (benefit) for income taxes:
Current	10,182	1,615	4,918	1,638
Deferred	3,274	26,140	38,966	(80,748)

Total income taxes	13,456	27,755	43,884	(79,110)

Net income (loss)	20,281	51,053	75,984	(147,617)
Less: Net income attributable to non-controlling interest	—	—	—	27

Net income (loss) attributable to Stone Energy Corporation	$20,281	$51,053	$75,984	($147,644)

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss) as reported	$20,281	$51,053	$75,984	($147,617)

Reconciling items:
Depreciation, depletion and amortization	60,482	68,652	184,900	186,322
Write-down of oil and gas properties	—	—	—	340,083
Non-cash write-down of tubular inventory	—	1,275	—	8,454
Deferred income tax provision (benefit).	3,274	26,140	38,966	(80,748)
Accretion expense	6,605	8,131	19,817	24,884
Stock compensation expense	1,282	1,233	4,023	4,392
Non-cash early extinguishment of debt	—	—	1,820	—
Other	578	531	(1,015)	3,355

Discretionary cash flow	92,502	157,015	324,495	339,125

Changes in current income taxes	2,799	1,615	(6,014)	32,050
Unwinding of derivative contracts	—	(36,567)	—	35,095
Settlement of asset retirement obligations	(8,854)	(33,145)	(28,652)	(61,394)
Other working capital changes	12,685	10,457	19,637	28,042

Net cash provided by operating activities	$99,132	$99,375	$309,466	$372,918

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$85,370	$69,293
Accounts receivable	100,167	118,129
Fair value of hedging contracts	22,538	16,223
Deferred tax asset	14,561	14,571
Inventory	6,939	8,717
Other current assets	1,162	814

Total current assets	230,737	227,747

Oil and gas properties — United States
Proved, net	893,437	856,467
Unevaluated	416,726	329,242
Building and land, net	5,717	5,723
Fair value of hedging contracts	4,462	1,771
Fixed assets, net	4,236	4,084
Other assets, net	20,464	29,208

Total assets	$1,575,779	$1,454,242

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of bank debt	$50,000	$—
Accounts payable to vendors	66,615	66,863
Undistributed oil and gas proceeds	21,143	15,280
Fair value of hedging contracts	14,104	34,859
Asset retirement obligations	40,892	30,515
Current income taxes payable	5,096	11,110
Other current liabilities	68,347	42,983

Total current liabilities	266,197	201,610

Bank debt	—	175,000
8 1/4% Senior Subordinated Notes due 2011	—	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	275,000	—
Deferred taxes	95,263	44,528
Asset retirement obligations	271,803	265,021
Fair value of hedging contracts	2,651	7,721
Other long-term liabilities	20,730	18,412

Total liabilities	1,131,644	1,112,292

Common stock	478	475
Treasury stock	(860)	(860)
Additional paid-in capital	1,329,013	1,324,410
Accumulated deficit	(890,711)	(966,695)
Accumulated other comprehensive income (loss)	6,215	(15,380)

Total stockholders’ equity	444,135	341,950

Total liabilities and stockholders’ equity	$1,575,779	$1,454,242